Exhibit 23.3

CONSENT OF PERSON ABOUT TO BE NAMED DIRECTOR

Northstar Neuroscience, Inc. intends to file a Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering shares of common stock for issuance in its initial public offering. As required by Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a person who has agreed to serve as a director beginning immediately after the effectiveness of the offering.

Signature:	/s/ Albert J. Graf
Print Name:	Albert J. Graf
Date:	February 28, 2006